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                                                               EXHIBIT 8(d)


                                     FORM OF
                          EXPENSE LIMITATION AGREEMENT


         EXPENSE LIMITATION AGREEMENT, made as of the __th day of ________, 2000, between and among Pacific Global Fund, Inc., a Maryland corporation doing business as Pacific Advisors Fund Inc. (the "Corporation"), on behalf of the Income and Equity Fund (the "Fund"), Pacific Global Investment Management Company, a California corporation (the "Investment Manager"), Bache Capital Management, Inc., a California corporation (the "Co-Manager"; each a "Manager"), and Pacific Global Investors Services, Inc., a California corporation (the "Transfer Agent").

                              W I T N E S S E T H:

         WHEREAS, the Corporation, on behalf of the Fund, and the Investment Manager have entered into an Investment Management Agreement, dated October 16, 1992 (the "Management Agreement"), pursuant to which the Investment Manager will render investment management and advisory services to the Fund for compensation based on the value of the average daily net assets of the Fund; and

         WHEREAS, the Corporation, on behalf of the Fund, the Investment Manager and the Co-Manager have entered into a Co-Management Agreement, dated as of _________, 2000 (the "Co-Management Agreement"), pursuant to which the Managers will render investment management and advisory services to the Fund for compensation based on the value of the average daily net assets of the Fund; and

         WHEREAS, the Corporation, on behalf of the Fund, and the Transfer Agent have entered into a Transfer Agency, Dividend Disbursing Agency, and Administrative Services Agreement, dated as of December 22, 1992 (the "Transfer Agency Agreement"), pursuant to which the Transfer Agent will provide among other things transfer agency services to the Fund and receive transfer agency fees ("Transfer Agency Fees") in accordance with the Transfer Agency Fee
Schedule in Schedule A to the Transfer Agency Agreement; and

         WHEREAS, the Corporation, the Managers, and the Transfer Agent have determined that it is appropriate and in the best interests of the Fund and its shareholders to maintain Fund expenses at a level below the level to which the Fund would normally be subject during its start-up period.

         NOW THEREFORE, the parties hereto agree as follows:

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1    EXPENSE LIMITATION

     1.1 APPLICABLE EXPENSE LIMIT. For each Class of the Fund, to the extent that the Class Operating Expenses in any fiscal year exceed the applicable Class Operating Expense Limit, such excess amount (the "Class Amount") shall be the liability of the Managers, except as to certain Transfer Agency Fees with respect to Class C, which shall be the liability of the Transfer Agent as provided in Section 1.3.1 below. As used herein, "Class Operating Expenses" shall mean the aggregate expenses of every character incurred by the Fund in any fiscal year, including but not limited to investment advisory fees of the Managers (but excluding interest, taxes, brokerage commissions, and other expenditures which are capitalized in accordance with generally accepted accounting principles, other extraordinary expenses not incurred in the ordinary course of the Fund's business, and repayments pursuant to Section 2 hereof) attributable to such Class in accordance with the Corporation's Multi-Class Plan pursuant to Rule 18f-3 under the 1940 Act, as such Plan is in effect from time to time (the "Multi-Class Plan").

     1.2 CLASS OPERATING EXPENSE LIMIT. The Class Operating Expense Limit for the Fund's Class A Shares shall equal 1.85% of the average daily net assets of the Fund attributable to Class A Shares. The Class Operating Expense Limit for the Fund's Class C Shares shall equal 2.60% of the average daily net assets of the Fund attributable to Class C Shares.

     1.3     METHOD OF COMPUTATION.

             1.3.1 FEE WAIVER. Fee Waivers will be determined separately for each Class as follows. For each Class, as of the first day of each fiscal quarter, the annual Class Operating Expenses for the Fund's current fiscal year shall be estimated by adding (a) the Class Operating Expenses actually incurred as of the first day of such quarter to (b) an estimate of the Class Operating Expenses for the remainder of such fiscal year. If such estimate exceeds the applicable Class Operating Expense Limit, the Managers shall waive or reduce their investment management fees for each month of such quarter with respect to such Class by an amount sufficient to reduce the estimated Class Operating Expenses for such quarter to an amount no higher than the applicable Class Operating Expense Limit. If a waiver of all of the investment management fees with respect to Class A for such quarter will not reduce the estimated Class A Operating Expenses below the Class A Operating Expense Limit, the Investment Manager will reimburse the Fund, for the benefit of Class A, for the difference in accordance with Section 1.3.2 herein. If a waiver of all of the investment management fees with respect to Class C for such quarter will not reduce the estimated Class C Operating Expenses below the Class C Operating Expense Limit, then (a) the Transfer Agent shall waive or reduce its Transfer Agency Fees for each month of such quarter with respect to Class C by an amount sufficient to reduce the estimated Class C Operating Expenses for such quarter to an amount no higher than the Class C Operating Expense Limit, and if the waiver of all of the Transfer Agency Fees with respect to Class C for such quarter will not reduce the estimated Class C Operating Expenses below the Class C Operating Expense Limit, the Investment Manager will reimburse the Fund, for the benefit of Class C, for the difference in accordance with Section 1.3.2 herein. Any waiver of investment management fees shall be allocated between the Investment Manager and the Co-Manager pro rata based on the applicable investment management fee rates (a "Pro Rata" basis).

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             1.3.2  EXPENSE REIMBURSEMENT. Expense reimbursement payments will be determined separately for each Class as follows. For each Class, as of the last day of each fiscal quarter, the Investment Manager shall determine the actual year-to-date Class Operating Expenses and the actual year-to-date average daily net assets of the Fund attributable to such Class. If at that time the actual year-to-date Class Operating Expenses (net of any fee waiver or reduction) exceed the year-to-date portion of the applicable Class Operating Expense Limit, the Co-Manager, subject to the limitation set forth in Section 1.5 hereof, shall pay to the Fund, for the account of such Class, the Co-Manager's Pro Rata share of an amount sufficient to reduce the year-to-date Class Operating Expenses (net of any fee waiver or reduction) to the year-to-date portion of the applicable Class Operating Expense Limit, and the Investment Manager shall pay to the Fund, for the account of such Class, the additional amount necessary to so reduce such Class Operating Expenses. If at that time the actual year-to-date Class Operating Expenses (net of any fee waiver or reduction) are less than the year-to-date portion of such Class Operating Expense Limit, the Fund, on behalf of such Class, shall repay to the Investment Manager, the Co-Manager, and the Transfer Agent previously paid expense reimbursement amounts and/or fee waivers in an amount such that the year-to-date Class Operating Expenses (net of any remaining amount attributable to fee waiver or reduction) shall be no greater than the year-to-date portion of the applicable Class Operating Expense Limit, provided that the total of such repayments by the Fund shall not exceed the total fee waivers and expense reimbursement payments previously made by the Managers or the Transfer Agent respectively with respect to such Class with respect to such fiscal year. With respect to each Class, any such repayment amount shall be allocated first to the Investment Manager up to the amount of its expense reimbursement payments (if any) in excess of its investment management fee, second to the Transfer Agent up to the amount of its waiver (if any) of Transfer Agency Fees, and third Pro Rata between the Managers. The first payment due under this Section 1.3.2 shall be due no later than January 31, 1998, and any subsequent payment hereunder shall be due no later than 30 days after the end of the relevant fiscal quarter.

     1.4 YEAR-END ADJUSTMENT. Each year, if necessary, within 30 days after the completion of the audit of the Company's financial statements for such fiscal year, an adjustment payment shall be made by the appropriate party in order that the amount of the investment management fees and Transfer Agency Fees waived or reduced and other payments remitted by the Managers to the Fund with respect to each Class with respect to such fiscal year shall equal the applicable Class Excess Amount.

     1.5 LIMITATION OF CO-MANAGER'S LIABILITY. In any fiscal year, the Co-Manager's total liability for fee waivers and expense reimbursement payments hereunder shall not exceed the investment management fee to which it would have been entitled under the Co-Management Agreement in the absence of this Agreement. The Co-Manager's obligations hereunder are several and not joint.

     1.6 TERMINATION OF FEE WAIVER AND EXPENSE REIMBURSEMENTS. At any time upon 30 days notice to the Fund, the Investment Manager may terminate its and the Co-Manager's obligations to make fee waivers and pay expense reimbursement payments, and the Transfer Agent may terminate its obligations to make fee waivers, pursuant to Section 1 hereof.

2     REPAYMENT OF FEE WAIVERS AND EXPENSE REIMBURSEMENTS.

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     2.1     REPAYMENT. With respect to each Class, in any fiscal year in which the following conditions are met, the Investment Manager and the Co-Manager shall be entitled to reimbursement by the Fund, on behalf of such Class, in whole or in part as provided below, of the applicable Class Reimbursement Amount:

                  (a) the Fund's total assets at the beginning of such fiscal year are greater than $20 million;

                  (b)      the Management Agreement is in effect;

                  (c) prior to any quarter in which repayments are to be made, the Investment Manager has exercised its right pursuant to Section 1.5 hereof to terminate all fee waivers and expense reimbursement payments under this Agreement;

                  (d) aggregate Class Operating Expenses for the fiscal year are less than 2.50% of average daily net assets attributable to such Class;

                  (e) the Investment Manager determines in its sole discretion to seek the approval of the Corporation's Board of Directors to commence repayment of prior fee waivers and expense reimbursement payments; and

                  (f) the Corporation's Board of Directors has reviewed such repayments on a quarterly basis as provided in
                           Section 2.2 below.

The total amount of reimbursement to which the Investment Manager and the Co-Manager may be entitled with respect to a Class (the "Class Reimbursement Amount") shall be determined separately for each Manager and shall equal, at any time, (a) all investment management fees previously waived or reduced by such Manager with respect to such Class, plus (b) all net expense reimbursement payments previously paid by such Manager with respect to such Class, attributable to any preceding year, minus (c) all payments previously received by such Manager with respect to such Class pursuant to Sections 1.3.2, 1.4, and
2.3 hereof. The Class A Reimbursement Amount for each Manager shall include all net investment management fees waived or reduced and all net expense reimbursement payments made by such Manager to or on behalf of the Fund from its inception through implementation date of the Multi-Class Plan. The Class Reimbursement Amounts shall not, however, include any additional charges or fees whatsoever, including, E.G., interest accruable on such Class Reimbursement Amount. The period during which a Class Reimbursement Amount may be paid by the Fund to a Manager shall not exceed five years from the date on which the first payment, if any, of such Class Reimbursement Amount is made to such Manager by the Fund.

     2.2 BOARD REVIEW. No reimbursement shall be paid to the Managers pursuant to this provision in any fiscal quarter, unless the Corporation's Board of Directors has first reviewed such payment for consistency with this Agreement.

     2.3 METHOD OF COMPUTATION. To determine the Fund's payments, if any, on behalf of a Class to reimburse the Investment Manager and the Co-Manager for the applicable Class Reimbursement

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Amount, as of the first day of each fiscal quarter the annual Class Operating
Expenses for the Fund's current fiscal year shall be estimated as described in Section 1.3.1 above. If such estimate is less than 2.50% of average daily net assets attributable to such Class, during such quarter each Manager, in its discretion, may receive repayment from the Fund, on behalf of such Class, in an amount no greater than such Manager's Pro Rata share of the difference between .625% of average daily net assets attributable to such Class and the estimated Class Operating Expenses for such quarter, payable at the time and in the manner provided in the Co-Management Agreement for the payment of investment management fees.

     2.4 QUARTER-END ADJUSTMENT. If necessary, within thirty days after the end of each quarter in which the Investment Manager or the Co-Manager receives repayment hereunder, the Investment Manager and the Co-Manager each will pay its share of an adjustment payment to the Fund such that the actual Class Operating Expenses for each Class for such quarter do not exceed .625% of average daily net assets attributable to such Class. Any repayment to the Fund under this Section shall be allocated among the Managers pro rata based on the amount of repayment received by such Manager in the prior quarter.

     2.5 NO REPAYMENT WITH RESPECT TO TRANSFER AGENCY FEES ON CLASS C SHARES. The Transfer Agent shall not be entitled to repayment under this
Section 2 with respect to any waiver of Transfer Agency Fees with respect to Class C.

3     TERM AND TERMINATION OF AGREEMENT.

         This Agreement shall continue in effect for a period of one year from the date of its execution and from year to year thereafter provided such continuance is specifically approved by a majority of the Directors of the Corporation who (i) are not "interested persons" of the Corporation or any other party to this Agreement, as defined in the Act, and (ii) have no direct or indirect financial interest in the operation of this Agreement ("Non-Interested Directors"). Nevertheless, this Agreement may be terminated by either party hereto, without payment of any penalty, upon 90 days' prior written notice to the other party at its principal place of business; provided that, in the case of termination by the Fund, such action shall be authorized by resolution of a majority of the Non-Interested Directors of the Corporation or a vote of a majority of the outstanding voting securities of the Fund. The Managers' respective rights to repayment of prior fee waivers and expense reimbursements pursuant to Section 2 hereof shall survive the termination of this Agreement.

     4     MISCELLANEOUS.

           4.1 NOTICES. Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postpaid, (a) if to the Investment Manager, to Pacific Global Investment Management Company, 206 North Jackson Street, Suite 301, Glendale, CA 91206, (b) if to the Co-Manager, to Bache Capital Management, Inc. 3. Berkshire Place, La Canada, CA 91011, (c) if to the Transfer Agent to Pacific Global Investors Services, Inc., 206 North Jackson Street, Suite 301, Glendale, CA 91206, and (d) if to the Corporation, at the foregoing office of the Investment Manager.

           4.2 CAPTIONS. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

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           4.3  INTERPRETATION. Nothing herein contained shall be deemed to require the Fund or the Corporation to take any action contrary to the its Articles of Incorporation or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of Directors of its responsibility for and control of the conduct of the affairs of the Corporation or the Fund.

           4.4 DEFINITIONS. Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment advisory fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Management Agreement, shall have the same meaning as and be resolved by reference to such Agreement.

           4.5 GOVERNING LAW. Except insofar as the 1940 Act or other federal laws or regulations may be controlling, this Agreement shall be governed by, and construed and enforced in accordance with the laws of the State of Maryland.

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         IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be hereunto affixed, as of the day and year first above written.


ATTEST:                                     PACIFIC GLOBAL FUND, INC.
                                            d/b/a PACIFIC ADVISORS FUND INC.
                                            ON BEHALF OF THE INCOME AND EQUITY
                                            FUND



                                            By:
--------------------------                      -------------------------------
Secretary

ATTEST:                                     PACIFIC GLOBAL INVESTMENT
                                            MANAGEMENT COMPANY



                                            By:
--------------------------                      -------------------------------
Secretary

ATTEST:                                     BACHE CAPITAL MANAGEMENT, INC.



                                            By:
--------------------------                      -------------------------------
Secretary

ATTEST:                                     PACIFIC GLOBAL INVESTORS
                                            SERVICES, INC.



                                            By:
--------------------------                      -------------------------------
Secretary